UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)            On July 21, 2015, upon the recommendation of the Nominating and Corporate Governance Committee (the "Committee"), the Board of Directors (the "Board") of Pinnacle Financial Partners, Inc. (the "Company") elected William Hagerty to the Board.  On July 21, 2015, upon the recommendation of the Committee, the Board also approved the election of Thomas C. Farnsworth, III and Charles E. Brock to the Board effective upon the consummation of the proposed mergers of Magna Bank and CapitalMark Bank & Trust, respectively, with and into the Company's wholly owned bank subsidiary Pinnacle Bank.  In the event the proposed merger of CapitalMark Bank & Trust and Pinnacle Bank is not consummated, Mr. Brock will not become a member of the Board.  Similarly, if the proposed merger of Magna Bank and Pinnacle Bank is not consummated, Mr. Farnsworth will not become a member of the Board.

Mr. Hagerty has been appointed to the Human Resources and Compensation Committee and Audit Committee of the Board. Mr. Brock has been appointed to the Human Resources and Compensation Committee of the Board and Community Affairs Committee of the board of directors of Pinnacle Bank with these appointments taking effect upon the effective date of his election to the Board.  Mr. Farnsworth has been appointed to the Audit Committee of the Board and Trust Committee of the board of directors of Pinnacle Bank with these appointments taking effect upon the effective date of his election to the Board.  None of Messrs. Hagerty, Brock or Farnsworth is a party to any arrangement or understanding with any person pursuant to which he was selected as a member of the Board, except that the elections of Messrs. Brock and Farnsworth to the Board were contemplated by the agreement and plan of merger that the Company and Pinnacle Bank entered into with each of CapitalMark Bank & Trust and Magna Bank, respectively.  None of Messrs. Hagerty, Brock or Farnsworth is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Hagerty received a grant of 728 shares of restricted stock in connection with his election to the Board, and will be paid a prorata portion of director retainer fees from the date of his election to the Board through February 29, 2016 as well as board and committee meeting attendance fees, in each case as described in the Company's proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 10, 2015 (the "Proxy Statement"). Thereafter, he will be compensated in accordance with the compensation program applicable to all of the Company's non-employee directors.  Messrs. Brock and Farnsworth will also receive restricted stock awards upon the effective date of their election to the Board and will be paid a prorata portion of director retainer fees from the effective date of their election through February 29, 2016 as well as board and committee meeting attendance fees, in each case as described in the Proxy Statement. Thereafter, each will be compensated in accordance with the compensation program applicable to all of the Company's non-employee directors.

Item 8.01  Other Events.

On July 24, 2015, Pinnacle Bank priced a private placement of $60.0 million aggregate principal amount of 4.875% Fixed–to-Floating Rate Subordinated Notes due 2025 (the "Notes"), the closing of which is expected to occur on July 30, 2015, subject to satisfaction of customary closing conditions.

The Notes will mature on July 30, 2025, and will bear interest at a fixed rate per annum of 4.875%, payable semi-annually in arrears, until July 30, 2020. From and including July 30, 2020 through maturity or earlier redemption, the Notes will bear interest at a floating rate per annum that resets quarterly equal to three-month LIBOR plus 3.128%, payable quarterly in arrears. The Notes will be redeemable by Pinnacle Bank, in whole or in part, on or after July 30, 2020 and on every interest payment date thereafter or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. Any redemption will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest. The Notes will not be subject to redemption at the option of the holders.

The Notes will be unsecured, subordinated obligations of Pinnacle Bank and rank junior in right of payment to all of Pinnacle Bank's then existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors. The Notes will initially qualify as Tier 2 capital for regulatory purposes.  The Notes may be accelerated upon an event of default, which will only occur if the Bank is subject to any receivership, conservatorship, insolvency, liquidation or similar proceeding. The Notes will not be savings accounts or deposits of any bank and will not be insured by the Federal Deposit Insurance Corporation, and will not be guaranteed by the Company or any of Pinnacle Bank's subsidiaries or affiliates.

The Notes are being offered and sold only to a limited number of institutional investors that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and in reliance upon an exemption from registration under Section 3(a)(2) of the Securities Act.  The Notes may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date:            July 27, 2015